UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 3, 2009

MORNINGSTAR, INC.

(Exact name of registrant as specified in its charter)

Illinois	000-51280	36-3297908
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

22 West Washington Street
Chicago, Illinois 60602

(Address of principal executive offices)

(312) 696-6000

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02.     Results of Operations and Financial Condition.*

The information set forth in Question 1 under Item 7.01 of this Current Report on Form 8-K is hereby incorporated by reference in Item 2.02.

Item 7.01.     Regulation FD Disclosure.

The following information is included in this Current Report on Form 8-K as a result of Morningstar, Inc.’s policy regarding public disclosure of corporate information. Answers to additional inquiries, if any, that comply with this policy are scheduled to become available on May 1, 2009.

Caution Concerning Forward-Looking Statements

This current report on Form 8-K contains forward-looking statements as that term is used in the Private Securities Litigation Reform Act of 1995. These statements are based on our current expectations about future events or future financial performance. Forward-looking statements by their nature address matters that are, to different degrees, uncertain, and often contain words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” or “continue.” These statements involve known and unknown risks and uncertainties that may cause the events we discuss not to occur or to differ significantly from what we expect. For us, these risks and uncertainties include, among others, general industry conditions and competition, including the current global financial crisis that began in 2007; the impact of market volatility on revenue from asset-based fees; damage to our reputation resulting from claims made about possible conflicts of interest; liability for any losses that result from an actual or claimed breach of our fiduciary duties; financial services industry consolidation; a prolonged outage of our database and network facilities; challenges faced by our non-U.S. operations; and the availability of free or low-cost investment information.

A more complete description of these risks and uncertainties can be found in our Annual Report on Form 10-K for the year ended December 31, 2008. If any of these risks and uncertainties materialize, our actual future results may vary significantly from what we expected. We do not undertake to update our forward-looking statements as a result of new information or future events.

Investor Questions and Answers: April 2009

We plan to make written responses available addressing investor questions about our business on the first Friday of every month. The following answers respond to selected questions received through April 1, 2009. We intend to answer as many questions as time allows, although we will not answer product support questions through this channel. We may wait to respond to a given question until the following month if we need more time to research the answer.

If you would like to submit a question, please send an e-mail to investors@morningstar.com, contact us via fax at 312-696-6009, or write to us at the following address:

Morningstar, Inc.
Investor Relations
22 W. Washington
Chicago, IL 60606

Segment Information

1.              I know the policy is not to speak with securities analysts directly but would it be possible in an 8-K document or your next Q+A filing to get a quarterly, rather than annual, look back at revenues and operating income according to the new segment breakdown. It would be enormously helpful data to have in regards to modeling you all on a go-forward basis.

Sure. The table below shows our 2008 financial results for each of the past four quarters under the new operating structure. Beginning with the new operating structure, we are no longer allocating corporate costs to our business segments, so depreciation and amortization and corporate unallocated are shown as separate line items for operating income and margin.

It’s also worth noting that we had higher revenue in the Investment Information segment in the second quarter because of our annual Morningstar Investment Conference, which generated about $2.3 million in revenue for the quarter.

($000)	Q1 2008	Q2 2008	Q3 2008	Q4 2008
Revenue
Investment Information	$96,506	$101,580	$97,075	$95,532
Investment Management	28,938	30,657	28,430	23,739
Consolidated revenue	$125,444	$132,237	$125,505	$119,271

Operating income (loss) (1)
Investment Information	$33,288	$38,697	$33,595	$33,322
Investment Management	15,259	17,496	16,149	11,492
Intangible amortization and corporate depreciation expense	(5,070)	(5,198)	(5,144)	(5,138)
Corporate unallocated	(8,792)	(9,425)	(10,424)	(10,988)
Consolidated operating income	$34,685	$41,570	$34,176	$28,688

Operating margin(1)
Investment Information	34.5%	38.1%	34.6%	34.9%
Investment Management	52.7%	57.1%	56.8%	48.4%
Consolidated operating margin	27.6%	31.4%	27.2%	24.1%

(1) Includes stock-based compensation expense allocated to each segment.

Long-Term Margins

2.              What are MORN’s long term targets for:

•                  gross margin

•                  EBITDA margin

•                  Operating margin

Because it’s our policy not to provide public financial forecasts, we can’t give you a specific answer to this question. In general, we believe that our business model has some inherent operating leverage, which we expect to realize over longer periods. To the extent that we’re successful in increasing revenue from our existing business and developing new business areas, we believe our costs should grow at a slower pace and lead to continued improvements in our margins.

Capital Expenditures

3.              What is the capex breakdown? (% spent on computers, leasehold improvements, capitalized product development)

Over the past couple of years, our largest capital expenditures have been for computer equipment and facility-related expense. We’ve also had additional capital spending because of our new corporate headquarters in Chicago (most of which was completed in 2008), including costs for construction in progress, leasehold improvements, and furniture and fixtures. We have not capitalized significant product development expense in recent years because much of the major development work for our largest products and platforms has already been placed into service.

4.              Going forward is a 3% capex/sales a reasonable rate to use?

We’re not going to comment about future expectations for capital spending as a percentage of sales because we don’t issue public financial forecasts, but we can give you some information on past trends so you can get a sense of our typical spending levels. The table below shows our capital expenditures compared with consolidated revenue for the past eight years. We had higher-than-usual capital spending in 2008 largely because of costs related to building out our new headquarters in Chicago. We’ve also previously disclosed that we expect to make capital expenditures of approximately $15 million in 2009.

Year ended December 31 ($000)

	2001	2002	2003	2004	2005	2006	2007	2008
Capital expenditures	$5,932	$5,989	$8,607	$7,730	$7,451	$4,722	$11,346	$48,519
Consolidated revenue	91,230	109,619	139,496	179,658	227,114	315,175	435,107	502,457
Capex as % of revenue	6.5%	5.5%	6.2%	4.3%	3.3%	1.5%	2.6%	9.7%

Tax Loss Carryforward and Effective Tax Rate

5.              When does MORN expect to exhaust its $45 [million] Net Operating Loss Carryforward?

As of December 31, 2008, we had net operating loss (NOL) carryforwards of $44.9 million related to our non-U.S. operations. Of these NOL carryforwards, approximately $4.4 million will expire beginning in 2015 through 2020 and $40.6 million have no expiration date. Many of our NOL carryforwards were the result of acquisitions. Because of the historical operating losses of the non-U.S. operations that generated these NOLs, we have recorded a valuation allowance against all but approximately $3.6 million of the NOLs, reflecting the likelihood that the benefit of the NOLs will not be realized.

We actively review tax-planning strategies, projected future taxability, and recent financial performance of our non-U.S. operations. The combination of these factors may allow us to realize some of the benefits associated with these NOLs at some point in the future, but we’ve recorded a valuation allowance against the majority of these NOLs because of the uncertainty involved.

6.              What tax rate should I be using for 2009-2013?

Again, we can’t give you a specific answer to this question because of our policy of not issuing public financial forecasts. Also, our tax rate varies depending on many different factors, which we can’t always control or predict. We expect our tax rate to continue to vary based on a variety of factors, including the mix of earnings and losses in our international operations, the favorable, but variable, benefit from incentive stock-option transactions, the impact of tax-law changes, and tax planning strategies.

We provide more detail on the factors that affected our tax rate in 2008 and the two previous years in the table included in Note 15 of the Notes to Our Consolidated Financial Statements, which is on page 91 of our 2008 Annual Report on Form 10-K.

Ibbotson Associates

7.              Are Roger Ibbotson and Mike Henkel still involved in Morningstar affairs, either as employees or consultants?

Mike Henkel is no longer involved with Morningstar as an employee or consultant, but Roger Ibbotson continues to work part-time with our research group in a management advisory capacity. He works on developing research ideas and methodologies, meeting with clients, and speaking engagements.

Retirement Advice

8.              How would the new U.S. Labor Department rules allowing retirement plan administrators to offer specific investment advice benefit, or conversely, not benefit, Morningstar?

The Department of Labor rules focus on “conflicted” advisory firms (primarily asset management firms that may recommend investments in their own proprietary funds) and not advisory firms such as Morningstar Associates or Ibbotson Associates. As a result, we don’t believe this proposal would have a direct impact on our business.

We do provide model-based independent advice that we make available to millions of participants via retirement plan providers as well as computer software for financial advisors, but it’s not our intention for our products to be used as a “computer model” for providing investment advice to retirement plan participants as specified in the Pension Protection Act. We are therefore not seeking the third-party certification that would be required under these recent guidelines.

Morningstar Equity Research

9.              With Morningstar Equity Research joining the CAPIS network, how much capacity do you see that relieving from the expiration of the Global Analyst Research Settlement in July 2009? Are there additional opportunities being sought in addition to CAPIS? Is CAPIS only distributing to clients in the United States?

Capital Institutional Services (CAPIS) offers trade execution and research services to institutional investors. The CAPIS network provides its clients with customized access to independent, third-party research. By participating in the CAPIS network, we hope to expand our reach with buy-side investors for our institutional equity research by leveraging CAPIS’ expertise in working with this audience. The network basically allows us to supplement our internal sales force with an external network and established client relationships. We believe this arrangement will help us reach more buy-side clients than we could on our own.

CAPIS mainly works with clients in the United States, but also distributes research to a few clients in other countries, such as the United Kingdom.

We’re continuing to look for additional distribution opportunities for our equity research and expect to do this through a variety of sales channels, including both internal and external sales efforts. We’re continuing our efforts to sell our equity research to financial advisors and institutions and are seeing growth in both of these areas, although we don’t expect it to replace the revenue related to the Global Analyst Research Settlement in the short term.

* The information furnished under Item 2.02 of the Current Report on Form 8-K is furnished and shall not be deemed to be “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended, or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MORNINGSTAR, INC.

Date: April 3, 2009	By:	/s/ Scott Cooley
	Name:	Scott Cooley
	Title:	Chief Financial Officer